Exhibit 99

MATRIX SERVICE COMPANY PROVIDES THIRD QUARTER BUSINESS UPDATE
Results negatively impacted by charge on a large power project as well as continuing market softness and project delays; Company remains optimistic about the long-term performance of the business
TULSA, OK - April 27, 2017 - Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy, power and industrial markets across North America, today announced preliminary financial results for its third quarter ended March 31, 2017.

•	After adjusting for project charge, consolidated revenue is expected to be approximately $250 million

•	Company expects to record a quarterly net loss in the range of $13 to $15 million, resulting in quarterly loss per share of $0.49 to $0.56

•	Consolidated backlog is projected to be approximately $790 million, compared to $814 million at December 31, 2016

•	Full-year earnings per share expected to be near breakeven
The principal cause for the loss in the quarter is the forecasted deterioration of the financial outcome of a major project in the Electrical Infrastructure segment. This project is being impacted by various ongoing factors that are causing delays in schedule progress, labor productivity, and system turnover.
“We are very confident in our project team’s ability to complete the project in a safe and high quality manner,” said John R. Hewitt, President and Chief Executive Officer of Matrix Service Company. “In addition, given our strong relationship and historical experience with this customer to successfully work through critical issues, we believe an equitable solution for both parties can be achieved. We will continue to work with our customer to successfully complete this project, which is currently scheduled to be complete in fiscal 2018.”
In addition to the project charge, financial results have been negatively impacted by continuing market softness and delays in new project awards and starts. This spending softness is indicative of the challenging market conditions faced across the market segments the Company serves.
“Our demonstrated approach to maintaining and managing our balance sheet allows us to work through these challenges. As we do, we also continue to manage our cost structure while still positioning the Company for success as markets improve,” Hewitt said. “We believe the capital project and maintenance spending environment is improving and our bidding activity is strong, bringing renewed optimism for these end markets as we turn our focus toward fiscal 2018. With our diversified platform, along with the added capacity and project opportunities already being generated by our recent acquisition of Houston Interests, we remain optimistic about the long-term performance of our business.”
The preliminary, unaudited information contained in this announcement remains subject to change based on the Company's quarter-end closing procedures, including the execution of its internal controls over financial reporting and the subsequent occurrence or identification of events prior to the formal issuance of the quarterly financial statements. Additionally, the Company’s independent registered public accounting firm has not completed its review of the Company’s results for the third fiscal quarter.

Third Quarter Conference Call / Webcast Details
The Company will provide greater detail in its Third Quarter full earnings release after market close on Tuesday, May 9, 2017. In conjunction with this earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Wednesday, May 10, 2017 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Founded in 1984, Matrix Service Company is parent to a family of companies that include Matrix Service, Matrix NAC, Matrix PDM Engineering and Matrix Applied Technologies. Our subsidiaries design, build and maintain infrastructure critical to North America’s energy, power and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with subsidiary offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "anticipate," "continues," "expect," "forecast," "outlook," "believe," "estimate," "should" and "will" and words of similar effect that convey future meaning, concerning the Company's operations, economic performance and management's best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the potential for further deterioration of the project results discussed above, and those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company's reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com